Exhibit 8.2

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP FOUR TIMES SQUARE NEW YORK 10036-6522 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com March 29, 2016

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Anchor BanCorp Wisconsin Inc.

25 West Main Street

Madison, Wisconsin 53703

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to Anchor BanCorp Wisconsin Inc., a Delaware corporation (“Anchor”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 11, 2016, by and between Anchor and Old National Bancorp, an Indiana corporation (“Old National”), pursuant to which Anchor will merge with and into Old National (the “Merger”), with Old National being the surviving corporation, and each share of Anchor common stock, issued and outstanding immediately prior to the time the Merger becomes effective (the “Effective Time”) will be converted into the right to receive, at the holder’s election and subject to proration and certain other limitations as set forth in the Merger Agreement, 3.5505 shares of Old National common stock, subject to adjustment as provided in the Merger Agreement, or $48.50 in cash. At your request, and in connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2016 (File No. 333-209551), as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Merger.

In preparing our Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Merger Agreement and (iii) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by Anchor and Old National, including those set forth in letters dated as of the date hereof from an officer of each of Anchor and Old National (the “Representation Letters”). For purposes of rendering our Opinion, we have assumed that such statements and representations are accurate and complete without regard to any qualification as to knowledge or belief. We have assumed that the Representation Letters

Anchor BanCorp Wisconsin Inc.

March 29, 2016

will be re-executed in substantially the same form by appropriate officers and that we will render our Opinion pursuant to Section 7.3(c) of the Merger Agreement, each as of the Effective Time. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by Anchor and Old National, including those set forth in the Representation Letters. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement, or in any other document. We have also assumed that the Merger will be consummated in the manner contemplated by the Registration Statement and the Merger Agreement.

For purposes of our Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and to perform all obligations thereunder.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist on the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. A change in any of the authorities upon which our Opinion is based could affect our conclusions herein. Moreover, our Opinion is not binding on the IRS or the courts. There can be no assurance that our Opinion will be accepted by the IRS or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusions herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “United States Federal Income Tax Consequences”: (1) we are of the opinion that under current law, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (2) the discussion set forth in the Registration Statement under the heading “United States Federal Income Tax Consequences” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to holders of Anchor common stock.

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Anchor BanCorp Wisconsin Inc.

March 29, 2016

Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local or foreign, of the transactions described in the Registration Statement, any transaction related thereto, or of owning Old National common stock. Our Opinion has been prepared for you solely in connection with the Merger and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. Our Opinion is expressed as of the date hereof, and we disclaim any obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate.

We consent to the use of our name in the Registration Statement and to the filing of our Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP